SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)             August 28, 2006

Advanstar Communications Inc.

(Exact name of registrant as specified in its charter)

New York	333-57201	59-2757389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

641 Lexington Avenue, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 951-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Item 1.01. Entry into a Material Definitive Agreement; and Item 1.02. Termination of Material Definitive Agreement

Advanstar Communications Inc. (“ACI”) has appointed Theodore S. Alpert as Vice President-Finance and Chief Financial Officer of ACI and its affiliates, effective September 12, 2006.  Mr. Alpert succeeds David W. Montgomery who has resigned as Vice President-Finance and Chief Financial Officer of ACI and its affiliates, effective September 11, 2006, to pursue other interests.  Mr. Montgomery will remain employed by ACI through October 31, 2006 in order to transition his duties and responsibilities to Mr. Alpert.

Mr. Alpert, 49, is a senior level financial executive with more than 20 years of management experience.  Most recently, from March 2005 to present, he served as Chief Financial Officer of IPS Corporation, a manufacturer of plumbing supplies and adhesives, with annual revenues of $200 million, and owned by Nautic Partners, a Providence-based private equity firm.  Previously, from October 2000 to September 2004, Mr. Alpert held the position of Executive Vice President and Chief Financial Officer of Transtar Metal Holdings, Inc., an international distributor of aluminum products, with annual revenues of $ 200 million; and from September 1988 to October 2000, he served as Executive Vice President and Chief Financial Officer of Centis Inc. (f/k/a 20th Century Plastics, Inc.), an international manufacturer of office supplies, with annual revenues of $225 million.  Prior to that he also served in various finance positions of increasing responsibility at Avery Dennison, Inc., after beginning his career in finance at Getty Oil Company.  Mr. Alpert graduated summa cum laude with a B.S. in Economics from the University of California, Los Angeles, and holds an M.B.A. in Finance and Accounting from the Wharton School at the University of Pennsylvania.  None of Mr. Alpert’s former employers are affiliated with ACI.

ACI and Mr. Alpert have entered into a letter agreement dated August 18, 2006 (the “Letter Agreement”), pursuant to which:

•                  ACI employs Mr. Alpert as Vice President-Finance and Chief Financial Officer, effective September 12, 2006, on an “at will” basis, whereby either ACI or Mr. Alpert can terminate his employment at any time for any reason or no reason;

•                  ACI will pay Mr. Alpert an annual salary of $250,000;

•                  Mr. Alpert will be eligible to receive an annual bonus based on his job performance, with a targeted amount of $100,000;

•                  Pursuant to the 2000 Management Incentive Plan of Advanstar Holdings Corp. (“AHC”), Mr. Alpert will be granted an option to purchase 150,000 shares of the common stock of AHC at an exercise price of $10.00 per share; and

•                  If ACI terminates Mr. Alpert’s employment without “cause”, or if Mr. Alpert resigns for “good reason”, then, in either case, ACI will continue to pay him his base salary in the form of salary continuation for a period of 12 months.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

In connection with his resignation, Mr. Montgomery and ACI have entered into a separation agreement dated August 28, 2006 (the “Separation Agreement”), pursuant to which:

•                  Mr. Montgomery resigns as Vice President-Finance and Chief Financial Officer of ACI and its affiliates effective September 11, 2006;

•                  Mr. Montgomery’s employment with ACI will cease October 31, 2006; and, until that date, Mr. Montgomery will assist with the transition of his duties and responsibilities to his successor;

•                  ACI will pay Mr. Montgomery a $250,000 transition services bonus on October 31, 2006; will continue to pay his base salary for a period of 12 months after October 31, 2006 as severance; and, if he exercises his rights under COBRA to continue his coverage under ACI’s medical plans, will reimburse him for any COBRA premiums paid by him during that 12-month period;

•                  Mr. Montgomery gives up and terminates his stock options to acquire shares of AHC under his Award Agreements dated October 11, 2000 and May 20, 2002 and releases any claims he may have against ACI and its affiliates generally, but he retains the right to receive the protections of the indemnification provisions contained in the charters and bylaws of ACI and its affiliates for the benefit of their officers and employees, as well as the right to coverage under any D&O and other liability insurance policies maintained by ACI and its affiliates.

•                  ACI and its affiliates release any claims they may have against Mr. Montgomery with an exception for certain claims they might otherwise have to recover certain damages, fines, losses or expenses they may suffer arising out of Mr. Montgomery’s actions. ACI and its affiliates also release Mr. Montgomery from his non-compete and other obligations contained in the above-mentioned Award Agreements, but Mr. Montgomery will continue to be bound by his promise contained therein not to solicit the employees of ACI and its affiliates.

•                  Mr. Montgomery can revoke the Separation Agreement within 7 calendar days after he has signed it, in which event it will be null and void.  If not revoked during that 7-day period, the Separation Agreement will become final, binding and irrevocable upon the expiration of the 7-day period.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

C.  Exhibits

Exhibit No.	Document

10.1	Letter Agreement dated August 18, 2006 between Advanstar Communications Inc. and Theodore S. Alpert.
10.2	Separation Agreement dated August 28, 2006 between Advanstar Communications Inc. and David W. Montgomery.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanstar Communications Inc.

Date: August 28, 2006	By:	/s/ JOSEPH LOGGIA
Name: Joseph Loggia
Title:Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Letter Agreement dated August 18, 2006 between Advanstar Communications Inc. and Theodore S. Alpert.
10.2	Separation Agreement dated August 28, 2006 between Advanstar Communications Inc. and David W. Montgomery.